EXHIBIT 99.1

The Joint Corp. Reports Second Quarter 2016 Financial Results; Names Peter D. Holt Chief Executive Officer

The Company Added 29 Total Clinics in First Six Months

SCOTTSDALE, Ariz., Aug. 11, 2016 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator, manager and franchisor of chiropractic clinics, today reported results for the quarter ended June 30, 2016.  Concurrently, the Company’s board of directors announced the appointment of Peter D. Holt as chief executive officer and as a member of the Company’s board of directors, effective immediately.

Second Quarter 2016 Financial Highlights

  Revenue increased 45% in the second quarter of 2016 to $5.0 million, up from $3.4 million in the same quarter last year.
  System wide Comp Sales1 in the second quarter of 2016 were 27%.
  341 total clinics in operation as of June 30, 2016, an increase of 10 clinics during the second quarter and an increase of 79 clinics from June 30, 2015.
  Company-owned or managed clinics increased by 7 during the second quarter of 2016, to 61 as of June 30, 2016.

“Strong revenue growth for the second quarter of 2016 was driven by the addition of 79 clinics over the last 12 months, including 38 company-owned or managed clinics,” said Peter D. Holt, chief executive officer of The Joint Corp. “I am pleased to report that during the second quarter we continued the expansion of our exciting concept, made progress toward profitability and strengthened our commitment to operational excellence. As we previously mentioned, we will not be adding any additional company-owned or operated clinics for the rest of the year.  This will allow our new classes of 2015 and 2016 greenfield clinics an opportunity to mature while we manage our capital and growth accordingly.” Holt added, “In addition, it’s an honor to be appointed CEO and to lead The Joint team into its next chapter of growth.”

“I am happy to announce that the board of directors has unanimously approved Peter’s appointment as CEO,” said Richard Kerley, lead director of The Joint Corp. Board of Directors. “This decision was based not only on his previous executive and industry experiences, but also on the leadership qualities he has displayed while in the role of chief operating officer and acting chief executive officer of The Joint Corp. We are very pleased that Peter has accepted this position and are confident that his in-depth knowledge of our industry as well as his proven franchising and operating capabilities in the retail industry are exactly what we need to lead the organization going forward.”

Second Quarter 2016 Financial Results

Revenue for the second quarter of 2016 increased 45% to $5.0 million from $3.4 million in the second quarter of the prior year due primarily to the addition and growth of 38 company-owned or managed clinics and the addition of 41 franchised clinics since June 30, 2015.

Cost of revenue in the second quarter of 2016 decreased 8.1% compared to the second quarter of 2015, due to a decrease in openings of franchised clinics and the termination of franchise licenses.

Selling and marketing expenses increased to $1.2 million in the second quarter of 2016, compared to $0.5 million in the same period last year, due to an increase in the number of company-owned or managed clinics and the timing of the Company’s national marketing fund expenditures.

General and administrative expenses increased to $5.6 million in the second quarter of 2016, compared to $3.7 million in the second quarter of 2015. This increase was driven by additional payroll and occupancy expenses associated with having more clinics open in the second quarter of 2016 compared to the same period the prior year.

Depreciation and amortization expenses increased for the second quarter of 2016, compared to the same period last year, due to the addition of property, equipment and intangible assets in acquisitions of franchises and regional developer rights, as well as growth in the number of greenfield clinics.

Operating loss in the second quarter of 2016 was ($3.2) million, compared to an operating loss of ($1.9) million in the second quarter of 2015. Net loss in the second quarter of 2016 was ($3.3) million, or ($0.26) per share, compared to a net loss of ($1.9) million or ($0.19) per share in the same period last year.

Adjusted EBITDA in the second quarter of 2016 was ($2.0) million, compared to ($1.3) million in the same quarter the prior year.

As of June 30, 2016, cash and cash equivalents were $6.1 million, compared to $16.8 million at December 31, 2015.

2016 Financial Guidance

For full year 2016, The Joint Corp. is reiterating guidance for total revenues, Adjusted EBITDA and net new clinic openings as set forth below:

  Total revenues in the range of $19 million to $21 million.
  Adjusted EBITDA loss in the range of $(8.9) million to $(8.2) million.
  Net new clinic openings in the range of 58 to 63, including greenfields which make up 8 of the 14 company-owned or managed clinics added during the first six months of 2016, and 50 to 55 franchised clinics.

1 Comp Sales refers to the amount of sales a clinic generates in the most recent accounting period, compared to sales in the comparable period of the prior year, and (i) includes sales only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed.

Conference Call

The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday, August 11, 2016, to discuss the second quarter 2016 results. The conference call will be accessible by dialing 765-507-2604 or 844-464-3931 (toll-free), and referencing 58534173. A live webcast of the conference call will also be available on the investor relations section of the Company’s website at www.thejoint.com.  An audio replay will be available two hours after the conclusion of the call through August 18, 2016. The replay can be accessed by dialing (404) 537-3406 or (855) 859-2056. The passcode for the replay is 58534173.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the tables below. The Company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, and stock-based compensation expenses. The Company defines EBITDA as net income (loss) before net interest, taxes, depreciation and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements.  Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us.  These statements are not statements of historical fact.  Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements.  Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC. Words such as "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.  We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.  Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ:JYNT)

At The Joint we are reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Our no-appointment policy and convenient hours and locations make care more accessible, and our affordable membership plans and packages eliminate the need for insurance. With 340+ clinics nationwide and more than 3 million patient visits annually, we have become a key leader and innovator in the chiropractic profession. For more information, visit www.thejoint.com, follow us on Twitter @thejointchiro and find us on Facebook, You Tube and LinkedIn.

Business Structure

The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Florida, Illinois, Kansas, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, and Tennessee, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$6,118,763	$16,792,850
Restricted cash	565,175	385,282
Accounts receivable, net	1,807,783	743,239
Income taxes receivable	38,814	70,981
Note receivable - current portion	46,500	60,908
Deferred franchise costs - current portion	578,800	605,850
Prepaid expenses and other current assets	359,695	366,033
Total current assets	9,515,530	19,025,143
Property and equipment, net	8,171,315	7,138,746
Note receivable, net of current portion and reserve	18,327	15,823
Deferred franchise costs, net of current portion	1,252,950	1,534,700
Intangible assets, net	2,727,232	2,542,269
Goodwill	2,945,263	2,466,937
Deposits and other assets	626,073	638,710
Total assets	$25,256,690	$33,362,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,135,052	$1,996,971
Accrued expenses	107,093	375,529
Co-op funds liability	104,363	201,078
Payroll liabilities	538,688	1,493,375
Notes payable - current portion	550,400	451,850
Deferred rent - current portion	277,041	334,560
Deferred revenue - current portion	2,599,896	2,579,423
Other current liabilities	68,614	54,596
Total current liabilities	5,381,147	7,487,382
Notes payable, net of current portion	-	130,000
Deferred rent, net of current portion	1,391,965	457,290
Deferred revenue, net of current portion	3,499,387	4,369,702
Other liabilities	269,456	238,648
Total liabilities	10,541,955	12,683,022
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000
shares authorized, 0 issued and outstanding, as of June 30, 2016,
and December 31, 2015	-	-
Common stock, $0.001 par value; 20,000,000 shares
authorized, 13,262,016 shares issued and 12,728,016 shares outstanding as of June 30, 2016 and 13,070,180 shares issued and 12,536,180
outstanding as of December 31, 2015	13,262	13,070
Additional paid-in capital	36,089,128	35,267,376
Treasury stock (534,000 shares as of June 30, 2016 and
December 31, 2015, at cost)	(791,638)	(791,638)
Accumulated deficit	(20,596,017)	(13,809,502)
Total stockholders' equity	14,714,735	20,679,306
Total liabilities and stockholders' equity	$25,256,690	$33,362,328

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Revenues and management fees from company clinics	$2,137,252	$783,016	$3,795,805	$1,170,469
Royalty fees	1,428,548	1,098,190	2,797,379	2,113,704
Franchise fees	524,209	876,259	1,039,009	1,224,259
Advertising fund revenue	356,580	339,462	622,301	624,978
IT related income and software fees	229,400	197,214	450,534	401,189
Regional developer fees	225,080	50,750	372,617	268,250
Other revenues	72,972	81,855	161,432	131,796
Total revenues	4,974,041	3,426,746	9,239,077	5,934,645
Cost of revenues:
Franchise cost of revenues	668,851	743,592	1,363,586	1,251,158
IT cost of revenues	58,888	48,226	104,116	85,921
Total cost of revenues	727,739	791,818	1,467,702	1,337,079
Selling and marketing expenses	1,174,178	534,298	1,912,861	1,380,924
Depreciation and amortization	637,115	278,502	1,212,659	401,098
General and administrative expenses	5,625,996	3,668,187	11,322,502	6,576,826
Total selling, general and administrative expenses	7,437,289	4,480,987	14,448,022	8,358,848
Loss from operations	(3,190,987)	(1,846,059)	(6,676,647)	(3,761,282)

Other income (expense), net	3,075	(9,811)	7,999	1,689

Loss before income tax expense	(3,187,912)	(1,855,870)	(6,668,648)	(3,759,593)

Income tax expense	(73,470)	-	(117,867)	-

Net loss and comprehensive loss	$(3,261,382)	$(1,855,870)	$(6,786,515)	$(3,759,593)

Loss per share:
Basic and diluted loss per share	$(0.26)	$(0.19)	$(0.54)	$(0.39)

Basic and diluted weighted average shares	12,672,974	9,768,230	12,620,438	9,734,115

Non-GAAP Financial Data:
Net loss	$(3,261,382)	$(1,855,870)	$(6,786,515)	$(3,759,593)
Interest expense	4,225	-	8,676	-
Depreciation and amortization	637,115	278,502	1,212,659	401,098
Income tax expense	73,470	-	117,867	-
EBITDA	$(2,546,572)	$(1,577,368)	$(5,447,313)	$(3,358,495)
Stock based compensation	559,726	157,212	757,394	289,499
Acquisition related expenses	18,958	136,544	49,818	279,253
Adjusted EBITDA	$(1,967,889)	$(1,283,612)	$(4,640,100)	$(2,789,743)

 The above table presents the reconciliation of net income (loss) to Adjusted EBITDA for the three and six month periods ended June 30, 2016 and 2015.

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,
	2016	2015

Net loss	$(6,786,515)	$(3,759,593)
Adjustments to reconcile net loss to net cash	1,636,564	180,692
Changes in operating assets and liabilities	(2,905,287)	1,035,333
Net cash used in operating activities	(8,055,238)	(2,543,568)
Net cash used in investing activities	(2,465,949)	(5,648,224)
Net cash provided by financing activities	(152,900)	(25,000)
Net decrease in cash	$(10,674,087)	$(8,216,792)

Investor Contact:
Peter Vozzo
peter.vozzo@westwicke.com
443-213-0505

Media Contact:
Inna Lazarev
Public Relations Manager
inna.lazarev@thejoint.com